Management Statement Regarding Compliance with the
Application for, and the Order of, Exemption granted by the
Securities & Exchange Commission

February 9, 2005

We as members of management of Liberty Ridge
Capital, Inc. are responsible for establishing
procedures reasonably designed to achieve compliance
with the conditions set forth in the Application
dated, April 16, 2002, filed by the Company (Rel.
No. IC  12833) as amended on July 15, 2003 (Rel.
No. IC  26100) and the Order by the Securities &
Exchange Commission dated August 12, 2003 (Rel. No.
IC  26148) (the "Order").
We are also responsible for establishing and
maintaining effective internal control to ensure
compliance with the conditions of the Order.  We
have designed our control procedures to achieve the
following objectives as set forth in the Order (all
capitalized terms are defined in the Order):
a)	The Interfund Rate on all Interfund Loans is
higher than the Repo Rate, but lower than the
Bank Loan Rate;
b)	All Interfund Loans comply with the collateral
requirements as set forth in the Order;
c)	All Interfund Loans comply with the percentage
limitations on Interfund borrowing and lending;
d)	Interfund borrowing and lending demand is
allocated in accordance with procedures
established by PBHG Insurance Series Fund's Board
of Trustees; and
e)	The interest rate on any Interfund Loan does not
exceed the interest rate on any third party borrowings of a borrowing fund at the time of the Interfund Loan.

For purposes of objective d), our control procedures
are designed to reduce, to a relatively low level,
the risk that non-compliance with the allocation
procedures would be material in relation to the
total investment income, net of interest expense, of
a fund which lends or borrows under the Order.  We
assert that 1) as of December 31, 2004 and for the
year then ended, Liberty Ridge Capital, Inc. had
established and maintained procedures reasonably
designed to achieve compliance with the conditions
set forth in the Order; and 2) as of December 31,
2004 and for the year then ended, the PBHG Insurance
Series Fund did not participate in Interfund loan
program, as borrower or lender.
Liberty Ridge Capital, Inc.
By:

David J. Bullock
President

Stephen F. Panner
Treasurer, Chief Financial Officer, Controller